Exhibit 99.2

January 5, 2018

Notice to Participants:

American Realty Capital Healthcare Trust III, Inc. (the “Company”) hereby notifies you, as a participant in the Company’s distribution reinvestment plan (the “DRIP”), that, pursuant to the terms of the DRIP and in connection with the closing of the sale of all or substantially all of the Company’s assets to Healthcare Trust, Inc. and the Company’s plan of liquidation and dissolution, the Company has terminated the DRIP, effective as of the date of this notice. The termination was first announced in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 26, 2017, which also contains additional information regarding the closing and related matters. At the time of termination, the DRIP was suspended. All distributions you receive from the Company prior to its dissolution pursuant to the plan of liquidation and dissolution will be paid to you in cash.